RPC Contact: Kristine Szarkowitz Director-Investor Relations kszarkowitz@radient-pharma.com (Tel :) 206.310.5323

RADIENT PHARMACEUTICALS ANNOUNCES APPOINTMENT OF
DR. ROBERT L. ROOKS DVM, MS TO ITS BOARD OF DIRECTORS

(TUSTIN, CA) February 23, 2011/Marketwire –Radient Pharmaceuticals Corporation (NYSE Amex: RPC), a US-based company specializing in the research, development, and international commercialization of In Vitro Diagnostic cancer tests, announced today it has appointed Dr. Robert L. Rooks DVM, MS  as an independent member to its Board of Directors.

Dr. Rooks is the founder, and retired director of VCA All-Care Animal Referral Center, in Fountain Valley, CA.  Under his leadership, VCA has grown into an organization comprised of three subsidiaries that include the All-Care Animal Referral Center, the Animal Orthopedic Care Center, and the Animal Cancer Care Center.  Collectively, these centers are staffed by more than 25 veterinarians and 65 technicians who see over 30,000 patient cases annually under Dr. Rooks’ guidance.

In addition to his corporate endeavors, Dr. Rooks is very active in the veterinarian community, providing state-of-the-art continuing education programs for technicians and veterinarians in Southern California. His referral hospital holds regular seminars and workshops for area veterinarians on a wide range of surgical and medical topics, and routinely brings in experts to discuss current issues, procedures, techniques, diseases and treatments, all with the goal of building a stronger community of regional veterinarian practitioners for the public.  As a part of this work, Dr. Rooks initiated a publication called ARCives which is distributed to technicians and veterinarians who refer clients and patients to All-Care Animal Referral Center.

According to Douglas MacLellan, Executive Chairman and CEO of Radient Pharmaceuticals, “We are honored to have someone with Dr. Rooks' track record join RPC’s Board of Directors and anticipate he will provide valuable contributions to the Company in regards to RPC’s anticipated introduction  of our Onko-Sure® cancer test into the veterinary market.”

Dr. Rooks and All-Care have been featured in recent years in Money and Forbes magazines and Dr. Rooks has appeared on CBS This Morning and the Australian TV show “Talk to the Animals, Advances in Veterinary Medicine" and the Agriculture USA television program entitled "The Cutting Edge of Veterinary Medicine" which was filmed in his hospital.

Dr. Rooks also commented saying, "I have been following RPC for a long time and am impressed with their executive management team and the progress they have made in restructuring the organization and establishing a business strategy and plan to fully commercialize its Onko-Sure® in vitro diagnostic cancer test.  It is clear this team is passionate, focused and understands the importance of execution and I look forward to being an integral part in the Company’s long-term success."

In addition to his busy schedule at Animal Critical Care Center, Dr. Robert Rooks devotes considerable time to the sled dog racing industry. He has served as the attending veterinarian for numerous races including the well-known Iditarod and Beargrease races. He also has been active in his community in supporting the use of pets in the rehabilitation of children in hospitals. For these efforts, he received the Children's Hospital of Orange County Hero of the Heart Award.

Dr. Rooks is a 1978 graduate of Iowa State University and a Diplomate of both the American Board of Veterinary Practitioners and the American College of Veterinary Surgeons. Dr. Rooks developed a surgical procedure and specialized implant for the treatment for hip dysplasia in dogs and is co-author of Canine Orthopedic’ and the Veterinary Cancer Therapy Handbook: Chemotherapy, Radiation Therapy, and Surgical Oncology for the Practicing Veterinarian.  He is the past president of the Orange County Chapter of The Southern California Veterinary Medical Association and of the Animal Health Foundation and recipient of the Iowa State University Outstanding Young Alumnus Award, AAHA EXCEL Award, and highly prestigious Charles E. Bild Practitioner of the Year Award.

RPC Contact Information:

For additional information on Radient Pharmaceuticals, ADI and its portfolio of products visit the Company’s corporate website at www.radientpharma.com. For Investor Relations information contact Kristine Szarkowitz at IR@RadientPharma.com or 1.206.310.5323.

About Radient Pharmaceuticals:

Headquartered in Tustin, California, Radient Pharmaceuticals is dedicated to saving lives and money for patients and global healthcare systems through the deployment of its FDA-cleared In Vitro Diagnostic Onko-Sure® Test Kits for colon-rectal cancer recurrence monitoring. The company’s focus is on the discovery, development and commercialization of unique high-value diagnostic tests that help physicians answer important clinical questions related to early disease-state detection, treatment strategy, and the monitoring of disease progression or recurrence. To learn more about our company, products, and potentially life-saving cancer test, visit www.radient-pharma.com.

Forward-Looking Statements:

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995: The statements contained in this document include certain predictions and projections that may be considered forward-looking statements under securities law. These statements involve a number of important risks and uncertainties that could cause actual results to differ materially including, but not limited to, the performance of joint venture partners, as well as other economic, competitive and technological factors involving the Company’s operations, markets, services, products, and prices. With respect to Radient Pharmaceuticals Corporation, except for the historical information contained herein, the matters discussed in this document are forward-looking statements involving risks and uncertainties that could cause actual results to differ materially from those in such forward-looking statements.

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